CARO HOLDINGS INC

CONSENT RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

A special meeting of the shareholders held on September 9, 2022. A majority of the company's shareholders adopted the following Resolution.

RESOLVED, that the Board has terminated Warren Walsh from all positions, including CTO and COO of the company.

RESOLVED, that Meriesha Rennalls is hereby elected as a Board Member of the company, her election to be effective as of the end of this meeting.

There being no further business to come before the Board, the meeting was adjourned.

SHAREHOLDERS:

Date: September 9, 2022

____

Christopher McEachnie

CARO HOLDINGS INC.

CONSENT RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY

A meeting of the board was held on September 9th 2022. The company's directors adopted the following Resolution.

RESOLVED, that Meriesha Rennalls is hereby appointed the Chief Operating Officer of the company, her appointment to be effective as of the end of this meeting.

There being no further business to come before the Board, the meeting was adjourned.

BOARD OF DIRECTORS:

Date: September 9, 2022

Christopher McEachnie, President

ACCEPTANCE OF OFFICE
OF
CARO HOLDINGS INC.

I, Meriesha Rennalls, having been elected as Chief Operating Officer of CARO HOLDINGS INC (the "Company"), a Nevada corporation, do hereby accept said position, together with any office appertaining thereto, to which I have also been elected in connection with my position and title of Chief Operating Officer effective as of the time of adjournment of this meeting of the Board of Directors.

Tuesday, September 9, 2022

By: ______________________________

Name: Meriesha Rennalls
Date of Acceptance: 09/12/2022